Exhibit 99.1.

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
May 19, 2017	CONTACT BENJAMIN BOCHNOWSKI
(219) 853-7575

NORTHWEST INDIANA BANCORP

ANNOUNCES QUARTERLY DIVIDEND INCREASE

Munster, Indiana - - The NorthWest Indiana Bancorp, the holding company for Peoples Bank, announced today that the Board of Directors has declared a $0.01 (one cent) per share increase in its quarterly cash dividend paid to shareholders.

The Bancorp’s new quarterly dividend of $0.29 (twenty-nine) per share represents a 3.6% increase over the previous dividend of $0.28 (twenty-eight cents) per share. The dividend will be paid to shareholders of record as of June 30, 2017 with payment made on July 7, 2017.

“Our Board of Directors has reviewed both the short- and long-term capital needs of the Bancorp consistent with our strategic plan. The dividend increase rewards our shareholders for their investment in one of America’s top two hundred community banks. The Board remains confident that our local economy and capital resources permit management to prudently execute our growth strategy,” said David A. Bochnowski, executive chairman.

About NorthWest Indiana Bancorp

NorthWest Indiana Bancorp is a locally managed and independent financial holding company headquartered in Munster, Indiana, whose activities are primarily limited to holding the stock of Peoples Bank. Peoples Bank provides a wide range of personal, business, electronic and wealth management financial services from its 16 locations in Lake and Porter Counties in Northwest Indiana. NorthWest Indiana Bancorp’s common stock is traded on the OTC Bulletin Board under the symbol NWIN. The website ibankpeoples.com provides information on Peoples Bank’s products and services, and NorthWest Indiana Bancorp’s investor relations.

Forward Looking Statements

“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause the Bancorp’s actual results to differ from those expected at the time of this release. These include, but are not limited to, changes in economic conditions in the Bancorp’s market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in the Bancorp’s market area, economic conditions in the financial services industry, the Bancorp’s ability to successfully integrate the operations of recently acquired institutions, competition and other risks set forth in the Bancorp’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2016. Readers are urged to carefully review and consider the various disclosures made by the Bancorp in its periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Bancorp undertakes no obligation to update them in light of new information or future events.